Exhibit 99.1

Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

Novavax Announces Appointment of Dr. Mark Thornton as
Senior Vice President, Development and Chief Medical Officer

Rockville, MD – May 24, 2010 – Novavax, Inc. (Nasdaq: NVAX) announced today the appointment of Mark O. Thornton, M.D., M.P.H., Ph.D., as the company’s Senior Vice President, Development and Chief Medical Officer.  Before joining Novavax, Dr. Thornton was a medical officer in the U.S. Navy and the U.S. Food and Drug Administration’s (FDA) immunology and infectious diseases branch and division of therapeutic biologic oncology products, Chief Medical Officer of ZioPharm Oncology, Inc., Managing Director of clinical and regulatory affairs at Angiotech Pharmaceuticals, Inc. and, most recently, Senior Vice President of product development at GenVec, Inc.  He has also previously served as Director of clinical research at Otsuka America Pharmaceutical, Inc. and North American Vaccine Co. and Associate Director of clinical research at Univax Biologics, Inc. He is a member of the Johns Hopkins Medical and Surgical Society, the American Society for Microbiology, the Infectious Disease Society of America and the American Society of Clinical Oncology.

Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax, stated:  “We are delighted to welcome Mark Thornton to Novavax because he is uniquely well-qualified to lead our vaccine clinical development programs as our Chief Medical Officer.  Mark is a talented clinical pharmacologist and epidemiologist with more than 20 years of experience in the design and execution of clinical trials and the development of novel vaccines and therapeutics.  He spent more than six years as a medical officer at the FDA’s centers for drugs and biologics evaluation and research and has a keen understanding of the need for innovative new drugs and what is required to obtain their approvals.  We welcome his leadership as we work toward regulatory approval of our vaccines to prevent pandemic and seasonal flu, respiratory syncytial virus and other infectious diseases.”

Dr. Thornton stated: “It is an honor to be working with world-class scientists and business professionals at Novavax.  I look forward to developing and executing crisp product development plans to allow the full value of the Novavax technology to be realized for patients.”  Dr. Thornton received his medical and doctorate degrees from West Virginia University and his masters in public health from Johns Hopkins University’s School of Public Health.  His clinical pharmacology fellowship was also completed at Johns Hopkins University.

About Novavax
Novavax, Inc. is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.  Additional information about Novavax is available on the company’s website: www.novavax.com.